April 28, 2009

Dreyfus Investment Funds

200 Park Avenue

New York, NY 10166

Re:	Dreyfus Investment Funds
Dreyfus/Standish Fixed Income Fund Dreyfus/Standish Global Fixed Income Fund Dreyfus/Standish International Fixed Income Fund File Nos. 33-08214; 811-04813 Post-Effective Amendment No. 137

Ladies and Gentlemen:

In connection with the filing of Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A (File Nos. 33-08214; 811-04813) of Dreyfus Investment Funds (the “Trust”) which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as “counsel” in the Statement of Additional Information of each of the above-named series of the Trust, incorporated by reference into the Prospectuses of each of those series.

Very truly yours,
/s/ K&L Gates LLP